Exhibit 99.1

JANE L. WARNER

August 5, 2014

Mr. John A. Luke, Jr.

Mr. Michael E. Campbell

Dear John and Mike,

I am writing, with the greatest reluctance, to advise you of my decision to resign from the MeadWestvaco Board of Directors. It has been a real privilege, as well as a great pleasure, to have served on the Board of this company, and its predecessor, the Westvaco Corporation for seventeen years. It has been a special opportunity to participate in the deliberations of an outstanding Board, as it has provided wise counsel and experienced oversight in the ongoing transformation of this company, and the development of an increasingly profitable, global packaging business.

Unfortunately, my other personal and professional commitments are posing an increasing conflict with my duties as a Board member of MWV. As you know, I have always been dedicated to providing the fullest measure of service, to the best of my abilities, to this Board. As my other obligations now complicate my capacity to continue to serve on that basis, it seems only appropriate for me to step aside at this time.

I will continue to follow developments at the company closely, and look forward to its continued success. I wish you all the very best.

Sincerely,

/s/ Jane L. Warner

Jane L. Warner